Exhibit 10.66
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (“Agreement”) is made and is effective this 1st day of August, 2005 by Commerce Energy Group, Inc., a Delaware corporation (the “Guarantor”), in favor of Tenaska Power Services Co. (the “Creditor”).
     WHEREAS, Creditor has entered into certain agreement(s) with Commerce Energy, Inc. (the “Debtor”), whereby Creditor has extended credit or other financial accommodations to Debtor, and will be entering into transactions for the sale of goods and services to Debtor, for which Debtor will incur payment obligations to Creditor, and
     WHEREAS, Creditor has required, as a prerequisite to extending credit or other financial accommodations to Debtor, that Guarantor execute and deliver this Agreement, and Guarantor is willing to execute and deliver the Agreement to secure Debtor’s current and future obligations to Creditor.
AGREEMENT
     NOW, THEREFORE, in consideration of and as inducement for Creditor to enter into agreements with Debtor and to extend credit or other financial accommodations to Debtor, Guarantor agrees with and represents to Creditor as follows:
     Section 1. Guaranty. Guarantor unconditionally guarantees to Creditor the full and prompt payment of all indebtedness or payment obligations heretofore or hereafter incurred by Debtor as the same shall become due and payable to Creditor, whether at the stated maturity thereof, by acceleration, amortization or otherwise (collectively, the “Obligations”); provided, however, that Guarantor’s obligations shall not exceed One Million United States Dollars ($1,000,000). This is a continuing guaranty of payment and not of collection. All payments by Guarantor will be made in lawful money of the United States of America. The Obligations shall include, without limitation, interest and any other charges due and payable, such as late fees, service charges, cover costs or liquidated damages.
     Section 2. Unconditional and Continuing Obligation. Guarantor’s obligations under this Agreement are absolute and unconditional and shall remain in effect until any of the following events: (a) ten (10) days after receipt by Creditor of Guarantor’s notice to revoke; provided, that this Agreement shall continue in effect after any such revocation with respect to any Obligations existing at the date of revocation or to accrue thereafter with respect to Obligations existing at such date, (b) all Obligations of Debtor shall have been paid and discharged in full, or (c) August 31, 2006.
     Section 3. Independent Obligation. In the event of any default by Debtor, Creditor shall have the right to proceed first and directly against Guarantor under this Agreement without proceeding against any other person or entity or exhausting any other remedies which it may have and without resorting to any other security held by it. The Guarantor’s obligations hereunder, with respect to any Obligations, shall not be affected by the existence, validity, enforceability, perfection or extend of any collateral for such Obligations.
     Section 4. Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Creditor must rescind or restore any payment, or any part thereof, received by Creditor, any prior release or discharge from the terms of this Agreement shall be without effect, and this Agreement will remain in effect, and the Guarantor shall remain liable for the Obligations as if such payments had not been made.
     Section 5. Waiver. Guarantor expressly waives promptness, diligence, presentment and notice from Creditor of its acceptance of and reliance upon this Agreement and any notice of credit extended hereunder . Guarantor hereby waives any and all suretyship defenses to its obligations. Guarantor consents to any extensions of time granted to Debtor (provided that no such change shall be effective to increase the aggregate amount of Guarantor’s obligation hereunder as set forth in Section 1 above without Guarantor’s written consent to such change) for the payment of said account, and to any changes in the terms of any agreement between Creditor and Debtor. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties hereto. No delays on the part of Creditor in the exercise of any right or remedy shall operate as a Waiver thereof, and no single or partial exercise by

Creditor of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
     Section 6. Set-off.  Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses which Debtor may have to payment of any Obligation other than defenses expressly waived by the Debtor in its agreements with Creditor or otherwise waived in this Guaranty or defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Debtor. If Guarantor makes one or more payments to Creditor under this Agreement, then upon payment in full of all of the Obligations, Guarantor shall be subrogated to the rights of Creditor.
     Section 7. Damages. Except as the same comprise Obligations under the terms of any agreements between Creditor and Debtor, Guarantor shall not be liable hereunder for special, consequential, exemplary, tort, or other damages, costs or attorneys’ fees.
     Section 8. Assignment. This Agreement shall be binding upon Guarantor and upon its successors and assigns and shall be for the benefit of Creditor and its successors and assigns provided that notice is sent to the other party; provided, however, the Guarantor shall have no right to assign this Guaranty or the Obligations hereunder without the prior written consent of the Creditor.
     Section 9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without recourse to choice of laws or conflict of laws principles Guarantor consents to the jurisdiction of federal and state courts in Tarrant County, Texas and agrees no to contest on grounds of forum non convenience or other legal doctrine.
     Section 10. Severability. In case any clause, provision or sections of this Agreement, or any application thereof, is for any reason held to be illegal, invalid or inoperable, such illegality, invalidity or inoperability shall not affect the remainder thereof or any other clause, provision or section, and each such clause, provision or section shall be deemed to be effective and operative in the manner and to the full extent permitted by law.
     Section 11. Notices. Any notices given or required to be given hereunder shall be given to the parties at their respective address below:

If to Guarantor:	Commerce Energy Group, Inc.
Attn: Contract and Credit Risk
600 Anton Boulevard, Suite 2000
Costa Mesa, CA 92626
Phone: 714 259-2558
Fax: 714 259-2592

If to Creditor:	Tenaska Power Services Co.
Attn: Tim G. Kudron, Corporate Controller
1044 North 115 Street, Suite 400
Omaha, NE 68154-4446
Phone: (402) 691-9703
Fax: (402) 691-9552
     Section 12. Costs. In the event that the Creditor engages in litigation to enforce this Guaranty, Guarantor agrees to pay, in addition to any amounts of the Debtor which it has guaranteed to pay, any and all costs and expenses incurred by the Creditor incurred as the result of enforcing this Guaranty, provided such costs and expenses are reasonable.
     Section 13. Representations and Warranties. The Guarantor, in the person of the undersigned officer, represents and warrants to the Creditor that:
(a) it is authorized to guaranty the Obligations;
(b) that it has all of the rights and powers necessary to do so; and,
(c) the individual signing below is authorized to bind the Guarantor to its obligations under this Guaranty.

(d) Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(e) The execution, delivery and performance of this Guaranty do not contravene any provision of law or of Guarantor’s constitutional documents or any contractual restriction binding on Guarantor or its assets.
(f) This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
IN WITNESS WHEREOF, this Agreement was executed and effective as of the date first above written.

Commerce Energy Group, Inc.
By:
Richard Boughrum
Chief Financial Officer